Exhibit 8.2

[MTHM LETTERHEAD]

October 29, 2004

Scottish Power plc

1 Atlantic Quay

Glasgow G2 8SP, Scotland

Scottish Power Finance (US), Inc.

825 N.E. Multnomah Street, Suite 2000

Portland, Oregon 97232

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the United States Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form F-3 that you filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “Certain US Federal and UK Tax Considerations – United States Taxation” in the Prospectus (the “Prospectus”), included in the Registration Statement, subject to the qualifications and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Certain US Federal and UK Tax Considerations – United States Taxation” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Milbank, Tweed, Hadley & McCloy LLP

BK/RBW